Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-234766 and 333-233310); S-3 (File Nos. 333-250073, 333-251498, 333-265703, and 333-268046); and Form S-8 (File Nos. 333-258222 and 333-268221) of our report dated September 14, 2023 with respect to the consolidated financial statements of Rezolute, Inc. as of and for the years ended June 30, 2023 and 2022, that appears in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

September 14, 2023

Cleveland, Ohio